UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2008

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification Number)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On June 24, 2008, InterMune, Inc. (the “Company”) issued $85,000,000 in aggregate principal amount of its 5.00% Convertible Senior Notes due 2015 (the “2015 Notes”) to certain holders (the “Holders”) of the Company’s existing 0.25% Convertible Senior Notes due 2011 (the “2011 Notes”) in exchange for $85,000,000 in aggregate principal amount of their 2011 Notes. The 2015 Notes were issued under and are governed by an Indenture (the “Indenture”) dated June 24, 2008 between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). A copy of the Indenture, including the form of the 2015 Notes, are attached hereto as Exhibits and incorporated herein by reference. The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture. Additional information pertaining to the 2015 Notes is contained in Items 2.03 and 3.02 and is incorporated herein by reference.
As previously announced by the Company, the 2015 Notes were exchanged by the Company with the Holders exclusively and solely for the 2011 Notes in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 24, 2008, the Company issued $85,000,000 aggregate principal amount of 2015 Notes to the Holders in exchange for $85,000,000 aggregate principal amount of their 2011 Notes. The terms of the 2015 Notes are substantially similar to the 2011 Notes, except, among other things, the following: (i) the 2015 Notes will mature on March 1, 2015 as opposed to March 1, 2011; (ii) the 2015 Notes bear interest at a rate of 5.00% per annum as opposed to .25% per annum; (iii) holders of the 2015 Notes may convert their 2015 Notes into shares of the Company’s common stock (“Shares”) at a conversion rate of 52.9661 Shares per $1,000 principal amount of notes (representing a conversion price of approximately $18.88 per Share), subject to adjustment, whereas holders of the 2011 Notes may convert their 2011 Notes into Shares at a conversion rate of 46.2283 Shares per $1,000 principal amount of notes (representing a conversion price of approximately $21.63 per Share), subject to adjustment; (iv) the conversion rate for the 2015 Notes will be increased in certain circumstances that constitute a fundamental change of the Company and in connection with a withholding tax redemption; and (v) the Company can only settle conversion of the 2015 Notes by delivery of Shares as opposed to the Company’s ability to settle conversion of the 2011 Notes by delivery of cash (or a combination of cash and Shares) in lieu of Shares.
The 2015 Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior debt, including the 2011 Notes, and rank senior in right of payment to all of the Company’s existing and future subordinated debt.
The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the 2015 Notes:
     (1) a default in the payment of principal or premium, if any, when due at maturity, upon redemption or otherwise on the 2015 Notes;
     (2) a default in the payment of any interest on the 2015 Notes, when due and such failure continues for a period of 30 days;
     (3) failure to convert the 2015 Notes upon exercise of a holder’s conversion right;

     (4) failure to provide notice of the occurrence of a designated event of which the Company is aware on a timely basis;
     (5) failure to perform or observe any of the covenants in the Indenture for 60 days after notice by the Trustee or the holders of at least 25% in principal amount of the notes then outstanding;
     (6) the occurrence of certain events involving the Company’s bankruptcy, insolvency or reorganization; or
     (7) a default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled within a period of 60 days after written notice as provided in the Indenture.
Additional information pertaining to the 2015 Notes is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated June 24, 2008, between InterMune, Inc. and The Bank of New York Trust Company, N.A.

4.2	Form of 5.00% Convertible Senior Note due 2015 (included in Exhibit 4.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	INTERMUNE, INC.
	By:	/s/ Robin J. Steele
Robin J. Steele
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated June 24, 2008, between InterMune, Inc. and The Bank of New York Trust Company, N.A.

4.2	Form of 5.00% Convertible Senior Note due 2015 (included in Exhibit 4.1)